Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

of

SERIES J CONVERTIBLE PREFERRED STOCK

of

WAVE SYSTEMS CORP.

Wave Systems Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation, on October 29, 2008 the Board of Directors of the Corporation duly adopted the following resolution establishing a series of 600 shares of Preferred Stock of the Corporation designated as “Series J Convertible Preferred Stock” (referred to herein as the “Series J Preferred Stock”):

RESOLVED, that the Board has determined that it is in the best interests of the Corporation to provide for the designation and issuance of Series J Preferred Stock, par value $0.01 per share, to consist of up to 600 shares, and hereby fixes the powers, designations, preferences and relative other special rights of the shares of such Series J Preferred Stock as follows:

SERIES J PREFERRED STOCK

1.                                     Designation.  This resolution shall provide for a series of preferred stock, the designation of which shall be “Series J Convertible Preferred Stock”, par value $0.01 per share.  The number of authorized shares constituting the Series J Preferred Stock is 600.  The Series J Preferred Stock will have the liquidation preferences set forth in Section 4 below.

2.                                     Rank.  With respect to the distribution of the assets of the Corporation upon a Liquidation Event (as defined below) the Series J Preferred Stock shall be senior to the Series I Convertible Preferred Stock of the Corporation, par value $0.01 per share (the “Series I Preferred Stock”), the Class A Common Stock of the Corporation, $0.01 par value per share (“Class A Common Stock”), and the Class B Common Stock of the Corporation, $0.01 par value per share (collectively with the Class A Common Stock, the “Common Stock”), and, except for any series of preferred stock that is designated by the Board of Directors after the date hereof as senior to the Series J Preferred Stock (“Senior Stock”) or as pari passu with the Series J Preferred Stock (the “Pari Passu Stock”), senior to all other series of preferred stock (collectively with the Series I Preferred Stock, the Common Stock and all such other series of preferred stock that are not Senior Stock or Pari Passu Stock, the “Junior Stock”).

3.                                     Dividends.

(a)                                  In the event that the Board of Directors shall declare and set apart for payment, out of funds legally available therefore, any cash dividend on the shares of Class A Common Stock, the holders of the Series J Preferred Stock shall be entitled to receive, on a pro rata basis with the holders of Class A Common Stock, the cash dividend such holders would have otherwise been entitled to if they had elected to convert all of their shares of Series J Preferred Stock pursuant to Section 6 immediately prior to the declaration of such dividend.

(b)                                 So long as any shares of Series J Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock (other than dividends or distributions payable in additional shares of Junior Stock and other than the payment of accrued dividends (whether in cash or common stock) on shares of Series I Preferred Stock as and when required by Section 3 of the Certificate of Designations of the Series I Preferred Stock).  For purposes hereof, unless the context otherwise requires, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Class A Common Stock or other equity securities of the Corporation, or the purchase or redemption of shares of the Corporation (other than repurchases of Class A Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

4.                                     Liquidation, Dissolution or Winding Up.

(a)                                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), each holder of shares of Series J Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, but before any payment shall be made to the holders of Junior Stock, by reason of their ownership thereof, an amount per share (the “Series J Liquidation Preference”) equal to the greater of (i) $4,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (ii) the amount that the holder of such share of Series J Preferred Stock would receive in respect of the shares of Class A Common Stock issuable upon the conversion of such share of Series J Preferred Stock if all of the then outstanding shares of Series J Preferred Stock were converted into Class A Common Stock in accordance herewith immediately prior to the Liquidation Event.  If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the full Series J Liquidation Preference, the holders of shares of Series J Preferred Stock and any Pari Passu Stock shall share ratably in the assets and funds of the Corporation available for distribution to its stockholders in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)                                 After payment in full of the Series J Liquidation Preference to holders of all shares of Series J Preferred Stock, the Series J Preferred Stock shall not be entitled to receive any additional cash, property or other assets of the Corporation upon the liquidation, dissolution or winding up of the Corporation.

(c)                                  Any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold a majority of the voting power of the capital stock of the surviving or acquiring corporation (on a fully diluted basis) immediately after such merger or consolidation), or sale of all or substantially all the assets of the Corporation (each of the foregoing, a “Sale Event”), shall be deemed to be a Liquidation Event of the Corporation for purposes of this Section 4, and the agreement or plan of merger or consolidation with respect to such merger, consolidation or sale shall provide that the consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Section 4(a).  The amount deemed distributed to the holders of Series J Preferred Stock upon any such merger, consolidation or sale shall be determined by the Board of Directors of the Corporation based on the net cash or the net value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The provisions of this Section 4(c) shall not apply to any Sale Event (i) involving (a) only a change in the state of incorporation of the Corporation or (b) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States or (ii) that the holders of at least a majority of the outstanding shares of Series J Preferred Stock elect not to treat as a Sale Event for purposes of this Section 4.

5.                                     Voting.  The holders of the Series J Preferred Stock shall not be entitled to any voting rights except as may be required by law and except that the Corporation may not amend or repeal the preferences, special rights or other powers of the Series J Preferred Stock set forth herein so as to affect adversely the Series J Preferred Stock without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series J Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.  Any such amendment or repeal that is so approved by the holders of a majority of the then outstanding shares of Series J Preferred Stock shall be effective and binding upon all of the holders of shares of Series J Preferred Stock.  The Class A Common Stock into which the Series J Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Class A Common Stock of the Corporation.

6.                                     Conversion Rights.

(a)                                Right to Convert.

(i)                                     Each share of Series J Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing (x) $4,000 (the “Original Issue Price”) by (y) the Series J Conversion Price (as defined below) in effect at the time of conversion (a “Voluntary Conversion”).  The Series J Conversion Price shall initially be $0.40.  The Series J

Conversion Price, and the rate at which shares of Series J Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

(ii)                                  To complete a Voluntary Conversion of shares of Series J Preferred Stock the holder thereof shall deliver to the Corporation at its principal office (A) a completed and executed notice of conversion substantially in the form attached hereto as Exhibit A (the “Conversion Notice”) and (B) the certificate representing the shares of Series J Preferred Stock to be so converted.  The Corporation shall, within three (3) trading days following the date of receipt by the Corporation of the executed Conversion Notice and such share certificate, direct its transfer agent to issue and deliver, in accordance with the Stockholder Instructions (as defined below), the number of shares of Class A Common Stock to which the holder shall be entitled.  In the event that any such conversion is for a portion of the shares of Series J Preferred Stock represented by the share certificate surrendered for conversion, the Corporation shall issue and deliver to the holder (to the address of such holder on the books and records of the Corporation) promptly after such conversion a new share certificate representing the remainder of the shares of Series J Preferred Stock.

(iii)                               All shares of Series J Preferred Stock which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the date the Conversion Notice is received by the Corporation, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor.  Any shares of Series J Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series J Preferred Stock accordingly.

(iv)                              For purposes hereof, the term “Stockholder Instructions” means with respect to the issuance of Class A Common Stock upon any conversion of shares of Series J Preferred Stock pursuant to this Section 6, the account of the holder with the Depository Trust Company on record with the Corporation (to which such shares of Class A Common Stock may be transferred via the Deposit Withdrawal Agent Commission System (“DWAC”)) as set forth in the Conversion Notice or a Surrender Notice delivered pursuant to Section 6(b) below, provided that, for the avoidance of doubt, if the Corporation is for any reason unable to issue such shares via DWAC, the Corporation may deliver to the stockholder a share certificate representing such shares at the address of such stockholder on the books and records of the Corporation.  The Stockholder Instructions may include any other manner of delivery agreed to by the Corporation and the stockholder.

(b)                                 Mandatory Conversion.

(i)                                     Each share of Series J Preferred Stock outstanding on the Mandatory Conversion Date shall, automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing (x) the Original Issue Price by (y) the Series J Conversion Price in effect on the Mandatory Conversion Date.

(ii)                                  As used herein, “Mandatory Conversion Date” shall be the first date on which the average of the Closing Bid Prices (as defined below) of the Class A Common Stock for the fifteen (15) trading day period then ended equals or exceeds $1.00 per share (the “Bid Price Target”).

(iii)                               The term “Closing Bid Price” shall mean, for any date, the last closing bid price determined by the first of the following clauses that applies: (a) if the Class A Common Stock is then listed or quoted on a Trading Market, the last closing bid price of the Class A Common Stock for such date on the Trading Market on which the Class A Common Stock is then listed or quoted for trading as reported by Bloomberg Financial L.P.; (b) if the Class A Common Stock is not then quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the last closing bid price per share of the Class A Common Stock so reported for such date; or (d) in all other cases, the fair market value of a share of Class A Common Stock as determined in a reasonable manner and in good faith by the Company.

As used herein, the term “Trading Market”, shall mean:  the NASDAQ Global Market, the American Stock Exchange, the New York Stock Exchange, the NASDAQ Capital Market or the OTC Bulletin Board.

(iv)                              On the Mandatory Conversion Date, the outstanding shares of Series J Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue the shares of Class A Common Stock issuable upon conversion of any shares of Series J Preferred Stock unless the holder thereof provides to the Corporation (A) written notice of such holder’s Stockholder Instructions (a “Surrender Notice”) and (B) the certificates representing such shares or a certification to the Corporation that such certificates have been lost, stolen, or destroyed (along with an executed agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith).  Upon the occurrence of the automatic conversion of the Series J Preferred Stock pursuant to this Section 5, each holder of the Series J Preferred Stock shall surrender his, her or its certificates representing the shares of Series J Preferred Stock to the Corporation and the Corporation shall deliver the shares of Class A Common Stock issuable upon such conversion to such holder (in accordance with the Stockholder Instructions) within three (3) business days of the holder’s delivery of such certificates.

(v)                                 All certificates evidencing shares of Series J Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series J Preferred Stock represented thereby converted into Class A Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  Such converted Series J Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series J Preferred Stock accordingly.

(c)                                  Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Class A Common Stock, the Series J Conversion Price and the Bid Price Target then in effect immediately before that subdivision shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Class A Common Stock, the Series J Conversion Price and the Bid Price Target then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d)                                 Adjustment for Reclassification, Exchange, or Substitution.  If the Class A Common Stock issuable upon the conversion of the Series J Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series J Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Class A Common Stock into which such shares of Series J Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(e)                                  Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section 4(c), in case of any consolidation or merger of the Corporation with or into another corporation, each share of Series J Preferred Stock that remains outstanding upon such consolidation or merger shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Class A Common Stock of the Corporation deliverable upon conversion of one share of Series J Preferred Stock would have been entitled upon such consolidation or merger; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 set forth with respect to the rights and interest thereafter of the holders of the Series J Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Series J Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series J Preferred Stock.

(f)                                    No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series J Preferred Stock against impairment.

(g)                               Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series J Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series J Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series J Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Series J Conversion Price then in effect, and (iii) the number of shares of Class A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series J Preferred Stock.

(h)                               Reservation of Shares.  The Corporation shall at all times when the Series J Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series J Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series J Preferred Stock.  Before taking any action which would cause an adjustment reducing the Series J Conversion Price below the then par value of the shares of Class A Common Stock issuable upon conversion of the Series J Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at such adjusted Series J Conversion Price.

(i)                                   No Fractional Shares.  No fractional shares of Class A Common Stock shall be issued upon conversion of the Series J Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series J Conversion Price.

7.                                     Transfers.  Shares of Series J Preferred Stock may not be assigned, sold, pledged, hypothecated or otherwise transferred (a “Transfer”), other than by operation of law, without the prior written consent of the Corporation and any such attempted Transfer without the prior written consent of the Corporation shall be null and void and of no force or effect.  Each share certificate representing shares of Series J Preferred Stock shall bear the following legend:

THE SHARES OF SERIES J CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE ASSIGNED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, OTHER THAN BY OPERATION OF LAW, WITHOUT THE PRIOR WRITTEN CONSENT OF THE CORPORATION AND ANY SUCH ATTEMPTED TRANSFER WITHOUT THE PRIOR WRITTEN CONSENT OF THE CORPORATION SHALL BE NULL AND VOID AND OF NO FORCE OR EFFECT, AS SET FORTH IN SECTION 7 OF THE SERIES J CONVERTIBLE PREFERRED STOCK

CERTIFIATE OF DEISGNATIONS FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE ON OCTOBER 30, 2008.  A COPY OF THIS CERTIFICATE OF DESIGNATIONS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

8.                                     Miscellaneous.

(a)                                  Headings of Subdivisions.  The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(b)                                 Waiver.  The holders of record of at least a majority of the shares of Series J Preferred Stock may be written notice to the Corporation waive or modify past, present or future compliance by the Corporation with any of the conditions, covenants or obligations set forth herein applicable to the Series J Preferred Stock.  Any waiver by the holders of Series J Preferred Stock of a breach of any provision herein as contemplated by the preceding sentence, shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by the holders of the Series J Preferred Stock, as applicable, to exercise any right or privilege hereunder shall be deemed a waiver of such holders’ rights to exercise the same at any subsequent time or times hereunder.

(c)                                  Severability of Provisions. If any right, preference or limitation of the Series J Preferred Stock set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended), which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed.

IN WITNESS WHEREOF, Wave Systems Corp. has caused this certificate to be signed on its behalf by Gerard T. Feeney, its Chief Financial Officer, this 30th day of October, 2008.

WAVE SYSTEMS CORP.

By:	/s/ Gerard T. Feeney
	Name:	Gerard T. Feeney
	Title:	Chief Financial Officer

EXHIBIT A

WAVE SYSTEMS CORP.

CONVERSION NOTICE

Reference is made to the Certificate of Designations of the Series J Convertible Preferred Stock (the “Certificate of Designations”) of Wave Systems Corp., a Delaware corporation (the “Company”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series J Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”), of the Company, indicated below into shares of Class A Common Stock, par value $.01 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date:

Number of shares of Preferred Stock to be converted:

Stock certificate no(s). of the Preferred Stock to be converted:

Please issue the Common Stock into which the Preferred Stock is being converted in the following name and to the following account number at the Depository Trust Company (to which the Common Stock will be transferred via the Deposit Withdrawal Agent Commission System):

Issue to:

Account No.:

Authorization:

By:
Title:

Dated:

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